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                                                                     EXHIBIT F-1


      Opinion of Counsel as to Matters Required by Instruction F-1 to Exhibits to Form U-1


                            Downs Rachlin Martin PLLC
                         90 Prospect Street, P.O. Box 99
                        St. Johnsbury, Vermont 05819-0099


                                                                  April 10, 2003


Securities and Exchange Commission
Washington, DC  20549

Re:   Vermont Yankee Nuclear Power Corporation
      File No. 70-10104

Ladies and Gentlemen:

      This opinion is furnished to you in connection with the filing with you of the Declaration on Form U-1, File No. 70-10104 (the "Declaration"), of Vermont Yankee Nuclear Power Corporation (the "Company") under the Public Utility Holding Company Act of 1935, as amended, relating to the proposed dividends to be paid out of the Company's capital and the subsequent repurchase of certain shares of the Company's Common Stock (the "Transactions").

      The Company is a corporation formed under the laws of the State of Vermont (the "State"). We have acted as special counsel to the Company in connection with the Transactions. For purposes of this opinion, we have reviewed the Company's articles of association, bylaws, records of security holders, and the minutes of the meetings of the Board of Directors of the Company (collectively, the "Corporate Documents"), a certificate of good standing for the Company issued by the Vermont Secretary of State dated March 21, 2003 (the "Certificate"), and such other materials as we deemed necessary to this opinion.

      Based on the foregoing, we are of the opinion that, when the Commission has taken the action requested in the Declaration and when the Transactions have been consummated in accordance with the Corporate Documents, all as described in the Declaration:

      1. All State laws applicable to the Company's participation in the Transactions will have been complied with.
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      2. Based solely on the Certificate, the Company is validly existing and in good standing under the corporate laws of the State.

      3. The Company will legally acquire the shares of Common Stock to be repurchased.

      4. The Consummation of the Transactions by the Company will not violate the legal rights of the holders of any securities issued by the Company.

      The opinions expressed herein are made as of the date of this opinion and limited to the laws of the State of Vermont in effect on the date of this opinion. We disclaim any responsibility to notify you of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date of this opinion. We express no opinion as to the laws of any other jurisdiction.

      We hereby consent to use of this opinion solely in connection with the Declaration and your determination thereof, and by no other or for any other purpose without our prior written consents.

                                                Very truly yours,

                                                /s/ Downs Rachlin Martin PLLC

                                                     Downs Rachlin Martin PLLC